Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated March 31, 2015, is entered into by and between BT’s Burgerjoint Management, LLC, a North Carolina limited liability company, (“BT Management”), BT Burger Acquisition LLC, a North Carolina limited liability company (“Purchaser”) and Chanticleer Holdings, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the Sellers (as hereinafter defined) are engaged in the fast casual hamburger restaurant business under the name “BT’s Burger Joint” (the “Business”); and

WHEREAS, BT Management is the parent to various wholly owned subsidiaries listed on Schedule 3.1 of the Disclosure Schedules (as hereinafter defined) that each operate a restaurant location (the “Operational Subsidiaries”) (BT Management and the Operational Subsidiaries are sometimes hereinafter referred to collectively as the “Sellers”).

WHEREAS, Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from Sellers, the rights of Sellers to the Assets (as defined herein) relating to the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

PURCHASE AND SALE OF THE ASSETS

SECTION 1.1. The Closing. The sale and transfer of the Assets (as defined herein) and the consummation of all of the other transactions contemplated by this Agreement (the “Closing” or the “Closing Date”) shall occur at the offices of Ruskin Moscou Faltischek, P.C., Uniondale, New York, at such time and on such date as the parties may jointly agree, as the same may be extended by the mutual agreement of the Purchaser and the Sellers and subject to Section 9.7 hereof, provided the terms and conditions of this Agreement are satisfied (the applicable date of the Closing being referred to as the “Closing Date”). At the Closing, the Sellers and the Purchaser shall exchange certificates, instruments and other documents required to be delivered under Article VII hereof.

SECTION 1.2. Purchase and Sale of the Assets. At the Closing, the Sellers shall sell, assign, transfer and convey to the Purchaser, free and clear of all liens, pledges, security interests, mortgages, claims, debts, charges, agreements or other encumbrances or restrictions on transfer of any kind whatsoever (collectively, the “Encumbrances”) other than Permitted Encumbrances (as hereinafter defined), all of their property, rights, title privileges and interests, whether tangible or intangible, real, personal or mixed, that are held or leased or used in connection with the assets listed on Schedule 1.2 of the Disclosure Schedules, (collectively, the “Assets”) other than the Excluded Assets (as defined on Schedule 1.2).  The Assets shall include, but not be limited to, all of Seller’s rights in, but only with regard to the Assets: (a) the membership interests of the Operational Subsidiaries; (b) all business assets, inventory, equipment and fixtures, recipes, telephone numbers, websites, other intangible assets of the Business; (c) Material Contracts and personal property leases; (d) licenses and permits, which may require consent to assignment;  (e) patents, trademarks, copyrights and all other intellectual property, if any, which may require consent to assignment;  (f) know how and trade secrets; (g) accounts receivable;  (h) customer lists and account information; (i) goodwill; and (j) copies of all files, books and records. The Assets shall exclude the Excluded Assets. For purposes of this Agreement, “Disclosure Schedules” means the Disclosure Schedules delivered by Seller and the Purchaser concurrently with the execution and delivery of this Agreement. For purposes of this Agreement, “Permitted Encumbrances” means those encumbrances set forth on Schedule 1.2.

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SECTION 1.3. Excluded Liabilities. Except for the Assumed Liabilities, the Purchaser shall not assume or be deemed to have assumed any debts, liabilities or obligations of any kind, character or nature, whether known or unknown, fixed, contingent, absolute or otherwise, arising or made prior to, on or after the Closing Date, of the Sellers (each an “Excluded Liability” and collectively, the “Excluded Liabilities”). Except as set forth in the Disclosure Schedules immediately prior to, and in conjunction with, the Closing, the Sellers covenant and agree to timely and fully discharge and satisfy all Excluded Liabilities that reasonably could be asserted against the Assets, the Purchaser or the Parent.

SECTION 1.4. Assumed Liabilities. At the Closing, the Purchaser shall assume only those liabilities set forth in Schedule 1.4 of the Disclosure Schedule (the “Assumed Liabilities”). Notwithstanding the Purchaser's assumption of the Assumed Liabilities, the Purchaser may seek indemnification from the Sellers for any and all Losses (as defined below) resulting from a breach of any of its representations and warranties hereunder.

ARTICLE II.

CONSIDERATION FOR TRANSFER

SECTION 2.1. Purchase Price. The purchase price (the “Purchase Price”) shall consist of:

(a)          The assumption by the Purchaser of the Assumed Liabilities;

(b)          One Million Four Hundred Thousand Dollars ($1,400,000.00) payable in cash by certified check or wire transfer of immediately available funds to an account provided to the Purchaser by the Seller (“Cash Consideration”);

(c)          The payment of such amount listed on Schedule 2.1(c) of the Disclosure Schedules reflecting leasehold improvements; and

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(d)          Such number of shares of Parent’s common stock (the “Stock Consideration”), in an amount equal to One Million Dollars ($1,000,000.00) provided that the Stock Consideration shall be valued at a price per share equal to the lesser of (i) $2.358 per share, or (ii) the average closing price of the Parent’s common stock listed on the NASDAQ Stock Market for the five (5) Business Days prior to the Closing. Notwithstanding anything to the contrary, the aggregate number of shares of Stock Consideration shall not exceed 19.9% of either (a) the total number of shares of common stock outstanding on the Execution Date or Closing Date, or (b) the total voting power of the Company's securities outstanding on the Execution Date or Closing Date that are entitled to vote on a matter being voted on by holders of the common stock (the “Stock Consideration Cap”). In the event the Stock Consideration at Closing would result in an amount in excess of the Stock Consideration Cap, the Parent shall issue the Stock Consideration up to the Stock Consideration Cap and shall pay the remaining balance of such Stock Consideration in cash.

The certificate for the Stock Consideration shall bear a legend under the Securities Act of 1933, as amended (the “Securities Act”) relating to the status of the Stock Consideration as restricted securities and will also bear a legend stating:

“THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SALE OR TRANSFER IS EFFECTIVE UNDER THE ACT OR (II) THE TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE ACT, AND IF THE ISSUER REQUESTS, AN OPINION SATISFACTORY TO THE CORPORATION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL.”

SECTION 2.2. Payment of the Purchase Price. At the Closing, the Purchaser shall pay the Cash Consideration and shall issue the Stock Consideration by delivery to the Sellers of one or more certificates representing the same and shall assume the Assumed Liabilities.

SECTION 2.3. Allocation of Purchase Price. The Sellers and the Purchaser agree to allocate the Purchase Price among the Assets for all purposes (including tax and financial accounting) in accordance with Schedule 2.3. The Purchaser and Sellers shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

SECTION 2.4. Payment of Sales and Transfer Taxes. Each of Sellers and the Purchaser shall pay one half of any and all sales, use or other transfer taxes payable by reason of the transfer and conveyance of the Assets hereunder. The parties will prepare and deliver and if necessary file at or before Closing all transfer tax returns and other filings necessary to vest in the Purchaser full right, title and interest in the Assets and to comply with applicable reporting obligations.

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SECTION 2.5. Third Party Consents. To the extent that Seller's rights under any contract or permit constituting a portion of the Asset, or any other Asset, may not be assigned to the Purchaser without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser’s rights under the Asset in question so that the Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as the Purchaser’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with the Purchaser in any other reasonable arrangement designed to provide such benefits to the Purchaser. Notwithstanding any provision in this Section 2.5 to the contrary, the Purchaser shall not be deemed to have waived its rights under Section 7.2(e) hereof unless and until the Purchaser either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing. For purposes of this Agreement, “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

SECTION 2.6. Working Capital Adjustments. The Target Net Working Capital at closing shall be equal to such amount set forth on Schedule 2.6 of the Disclosure Schedules. If the Net Working Capital is less than the Target Working Capital, then the Cash Consideration shall be reduced dollar-for-dollar by the amount of such shortfall. If the Net Working Capital is greater than the Target Working Capital, then the Cash Consideration shall be increased dollar-for-dollar by the amount of such excess. For purposes of this Section 2.6, the Net Working Capital shall be computed by the Sellers and the Purchaser and shall be comprised of the difference between (x) the sum of cash, account receivables, inventory, prepaid expense and other current assets and (y) current liabilities incurred in the ordinary course of the Sellers’ business, including accounts payable and outstanding gift certificates, calculated in a manner consistent with Sellers' historic financial statements. To the extent the amount of any such shortfall or excess in Target Net Working Capital cannot be determined on the Closing Date, this Section 2.6 shall survive the Closing and any such amounts shall be separately paid as soon as practicable thereafter upon written notice to the owing party.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF

THE SELLER AND THE SUBSIDIARIES

For purposes hereof, “Seller's knowledge” or “the best of the Seller's knowledge” shall mean the knowledge of each of Thomas A. Hager, Brad E. Smith, Dennis L. Thompson and David Lawwill, in their capacities as owners and managers of BT Management and the Operational Subsidiaries, and shall include information which such individuals actually knew or should have known through the performance of the duties of such individual’s position in a manner that is customary in the industry of the Business. BT Management and the Operational Subsidiaries hereby jointly and severally represent and warrant to the Purchaser and the Parent, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date), and as of the moment immediately prior to Closing, as follows:

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SECTION 3.1. Organization and Qualification. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation, with all requisite power and authority to own its share of the Assets, lease its properties, and to conduct the Business as it is presently conducted, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Each Seller is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts the Business, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Each Seller has delivered to the Purchaser true and complete copies of its Articles of Formation and Operating Agreements and all amendments thereto. A list of the Operational Subsidiaries is set forth on Schedule 3.1.

SECTION 3.2. Authorization. Each Seller has full power and authority to perform the transactions contemplated by this Agreement. Each Seller’s execution and delivery of this Agreement and its performance of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by such Seller’s officers and directors. This Agreement has been duly and validly executed and delivered by each Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

SECTION 3.3. No Violation. Neither the execution nor delivery of this Agreement by each Seller and the performance of each Seller’s obligations hereunder, nor the purchase and sale of the Assets, will: (a) violate or result in any breach of any provision of a each Seller’s Articles of Organization or operating agreement; (b) except as set forth on Schedule 3.3 of the Disclosure Schedule violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change in control of any Seller or otherwise) any obligation under, or result in the loss of any benefit under, any Material Contract, or give rise to the creation of any Encumbrance upon any of the Assets; or (c) violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department (including, without limitation, the U.S. Securities and Exchange Commission (the “SEC”)) or authority (“Governmental Authority”) applicable to each Seller or any of the Assets, except, in each case, for such violations, defaults or impositions that would not have a Material Adverse Effect.

SECTION 3.4. Ownership. The presently authorized, issued and outstanding membership interests of each Seller and the names of the owners thereof as shown on the records of such Seller are as set forth on Schedule 3.4. To the best of each Seller’s knowledge, each of such owners is the lawful record and beneficial owner of the number of membership interests of such Seller set forth opposite his name, free and clear of any liens, claims, encumbrances or restrictions of any kind. BT Management is the sole lawful record and beneficial owner of all of the membership interests of the Operational Subsidiaries. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatsoever under which any Seller is or may become obligated to issue, assign or transfer any shares of its membership interests.

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SECTION 3.5. Consents and Approvals. Except as noted in Schedule 3.5, no filing or registration with, no notice to, and no permit, authorization, consent or approval of any Governmental Authority or any other Person is necessary for a Seller to execute and deliver this Agreement, including all contract and lease assignments or to enable the Purchaser, after the Closing, to continue to conduct the Business as presently conducted, except for such filings, registrations, consents or approvals that would arise as a result of the business or activities in which Purchaser, Parent or their affiliates is engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Purchaser, Parent or their affiliates.

SECTION 3.6. Financial Statements. The Seller have delivered to the Purchaser the unaudited consolidated financial statements of BT Management and the Operational Subsidiaries for the fiscal year ended December 31, 2013, unaudited consolidated financial statements of the Sellers for the fiscal year ended December 31, 2014, and unaudited consolidated financial statements of BT Management and the Operational Subsidiaries for the period ended January 27, 2015 (the “Financial Statements”). The Financial Statements fairly presents in all material respects the financial condition of the Sellers as of the date thereof and the results of the operations of the Business for the period indicated in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as may be stated in the notes thereto), except that the unaudited Financial Statements are subject to normal year-end adjustments and lack the footnote disclosure otherwise required by generally accepted accounting principles. A copy of the Financial Statements is attached hereto as Schedule 3.6 of the Disclosure Schedule.

SECTION 3.7. Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.7 of the Disclosure Schedule, as of January 27, 2015, the Sellers have no liability (whether accrued, absolute, contingent or otherwise, and whether then due or to become due) nor loss contingency, except as reflected on the Financial Statements, which would be required to be included therein in accordance with cash based accounting, and the Sellers have no knowledge of any valid basis for the assertion of any such liability or loss contingency.

SECTION 3.8. Absence of Certain Changes. Except as disclosed in Schedule 3.8 of the Disclosure Schedule, since January 27, 2015, each Seller has conducted the Business and utilized the Assets in the usual ordinary course, and, without limiting the generality of the foregoing, since such date, there has not been:

(a) a Material Adverse Effect (as hereinafter defined);

(b) any capital expenditure or commitment thereof in excess of $25,000 individually or $50,000 in the aggregate, or the making of any loans;

(c) any sale, lease, license, Encumbrance or other transfer or disposition of any assets or properties of the Sellers, except in the ordinary course of the Business;

(d) any forgiveness or cancellation of any debts or claims;

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(e) any entry into or commitment to enter into any Material Contract by a Seller or any change or amendment to any Material Contract, or any entry into any or commitment to enter into any contract with an affiliate of any Seller;

(f) any damage, destruction or loss to the properties or assets owned, leased or used by a Seller, whether or not covered by insurance, which materially and adversely affected the operations of the Business;

(g) any change by any Seller in its financial or tax accounting principles or methods, or any failure to maintain the books, accounts and records of any Seller in the usual, regular and ordinary manner on a basis consistent with prior practice;

(h) any acquisition (by merger, consolidation or acquisition of stock or assets) by any Seller of any business entity or division or significant assets thereof;

(i) any change made or authorized in any Seller’s articles of organization or operating agreement; or

(j) any failure by any Seller to use its customary efforts to preserve such any Seller’s goodwill with suppliers, customers and others with which it has business relationships and to maintain its business, employees, licenses and operations consistent with past practices.

For purposes of this Agreement, a “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (A) the value of the Assets; (B) the value of the business, results of operations, condition (financial or otherwise) or assets of the Business, or (C) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided that none of the following shall be taken into account in determining whether there is a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to: (i) general business, industry or economic conditions; (ii) local, regional, national or international political or social conditions, including the engagement (whether new or continuing) by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, any natural or man-made disaster or acts of God; (iii) changes in financial, banking, or securities markets (including any disruption thereof); (iv) any failure of any Company to meet any projections or forecasts; (v) changes in generally accepted accounting principles or any other regulatory accounting principle applicable to any Seller; (vi) changes in Laws, including proposed or enacted regulatory changes; (vii) the transactions contemplated by this Agreement or the announcement thereof; (viii) changes affecting generally the industries or markets in which the Sellers compete; or (ix) any actions or omissions by Purchaser, Parent or their affiliates.

SECTION 3.9. Litigation. Except as set forth in Schedule 3.9 of the Disclosure Schedule, there is no action, dispute, suit, litigation, hearing, inquiry, proceeding, arbitration or investigation, as it relates to the Assets, pending against any Seller, or any of its properties, assets or rights, before any court, arbitrator or Governmental Authority, nor is there any judgment, decree, injunction, rule or order of any court, arbitrator or Governmental Authority outstanding against, and unsatisfied by, any Seller (any of the foregoing being herein referred to as “Existing Litigation”), nor to Seller’s knowledge, is there any threatened action, suit, inquiry, judicial or administrative proceeding, arbitration or investigation against any Seller. There is no action, suit, proceeding or investigation by any Seller or pending or that any Seller intends to initiate or is considering initiating.

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SECTION 3.10. Title to Assets. Except as set forth in Schedule 3.10 of the Disclosure Schedule, Seller has good and marketable title to its respective share of the Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances.

SECTION 3.11. Contracts. Schedule 3.11 of the Disclosure Schedule sets forth a complete and accurate list of all of the contracts, agreements and arrangements, which relate to the Assets that either (i) require a payment in excess of $50,000 per calendar year; or (ii) have a term in excess of twenty-four months (the “Material Contracts”). Other than as set forth in Schedule 3.11 of Disclosure Schedule, no Seller is in default in any material respect with respect to any obligation to be performed under any Material Contract, and to the knowledge of Seller, each other party to a Material Contract is not in default with respect to any obligation to be performed. Except as set forth in Schedule 3.11 of the Disclosure Schedule, no consent by, notice to or approval from any third party is required under any Material Contract as a result of or in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated herein. The contracts to be assumed by the Purchaser include the contracts marked with an asterisk on Schedule 3.11.

SECTION 3.12. Employee Benefit Plans; Labor Relations; Employees.

(a)          Schedule 3.12(a) of the Disclosure Schedule contains a complete and accurate list of each employee benefit plan, program, agreement or arrangement covering employees, former employees or managers of the Sellers, or providing benefits to such persons in respect of services provided to the Sellers (collectively, the “Benefit Plans”), but excluding normal payroll practices, including the continuation of regular wage payments on account of vacation, holiday, jury duty or other like absence. Schedule 3.12(a) of the Disclosure Schedule indicates which of the Benefit Plans is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and which of the Benefit Plans is subject to Section 302 or Title IV of ERISA. With respect to each Benefit Plan, the Seller heretofore delivered to the Purchaser an accurate and complete copy of such Benefit Plan and any amendments thereto (or if the Benefit Plan is not a written plan, an accurate and detailed written description thereof), and, if applicable, (i) any related trust or other funding documents, and (ii) any reports or summaries required under ERISA and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under section 401 of the Code.

(b)          No Seller is a party to any collective bargaining agreement or other labor agreement with any union or labor organization, and to the knowledge of the Sellers, there is no activity or proceeding of any labor organization or employee group to organize any such employees.

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(c)          Schedule 3.12(c) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof (each an “Service Provider”), including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the taxable fringe benefits provided to each such individual as of the date hereof. Except for the Benefit Plans or as noted in Schedule 3.12(c), as of the date hereof, all compensation, including wages, commissions and bonuses due and payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Sellers with respect to any such compensation, commissions or bonuses.

(d)          To the knowledge of the Sellers: (i) no employee intends to terminate his or her employment with the Sellers (other than by virtue of the transactions contemplated by this Agreement); and (ii) no employee or Service Provider is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on: (A) the performance by such Service Provider or employee of any of his or her duties or responsibilities as a Service Provider or employee of a Seller; or (B) the Business with respect to the employee or Service Providers.

SECTION 3.13. Taxes.

(a)          Except as set forth in Schedule 3.13 of the Disclosure Schedule or attachment thereto: (i) the Sellers have timely filed or caused to be filed with appropriate governmental agencies or departments all Federal, state, local and foreign returns (the “Tax Returns”) for Taxes (as hereinafter defined) required to be filed by it; (ii) the Sellers have made available to the Purchaser complete and accurate copies of such Tax Returns for the past three (3) years; (iii) each Seller has paid or caused to be paid all Taxes (including any additions or penalties if any) if any required to be paid by such Seller in respect of the periods for which its Tax Returns are due; (iv) no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes (as hereinafter defined) of any Seller; (v) all deficiencies asserted, or assessments made, against any Seller as a result of any examinations by any taxing authority have been fully paid; (vi) Sellers are not a party to any action by any taxing authority and there are no pending or, to Seller’s knowledge, threatened actions by any taxing authority; and (vii) there are no Encumbrances, other than Permitted Encumbrances, for Taxes upon any of the Assets nor, to Sellers’ knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Assets. The Tax Returns are complete and accurate in all material respects, and the calculations and deductions set forth therein have been made, in all material respects, in compliance with all applicable Tax statutes, laws, rules and regulations.

(b)          The term “Tax” or “Taxes” shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States Federal, state or local and foreign or other taxing department or authority on any Seller (including, without limitation, as a result of being a member of an affiliated, combined or unitary group or as a result of any obligation arising out of an agreement to indemnify any other Person), and including, but not limited to, those related to income, gross receipts, gross income, sales, use, excise, occupation, services, leasing, valuation, transfer, license, customs duties or franchise.

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SECTION 3.14. Environmental Matters. Except as disclosed in Schedule 3.14 of the Disclosure Schedule, (i) the Sellers are in compliance in all material respects with all Environmental Laws, (ii) the Sellers do not have knowledge of any notice of any suit, litigation, arbitration, hearing, investigation, dispute or other action (whether civil, criminal, administrative or investigative) brought by or before any court, Governmental Authority or arbitration against any Seller. Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth in this Section 3.14 shall constitute the sole and exclusive representations and warranties made by Seller with respect to environmental matters, and no other representation or warranty contained in any other section of this Agreement, shall be deemed to be made with respect to environmental matters. “Environmental Laws” means all applicable Laws now in effect relating to the environment or otherwise relating to hazardous substances generation, production, use, storage, treatment, transportation or disposal.

SECTION 3.15. Compliance with Applicable Laws; Permits and Licenses. Schedule 3.15 of the Disclosure Schedule sets forth all of the material licenses, franchises, permits, consents and authorizations of any Governmental Authority necessary for the lawful conduct of the Business. Except as set forth in Schedule 3.15 of the Disclosure Schedule, each Seller properly holds, and at all relevant times during the past two years has held, all material licenses, franchises, permits, consents and authorizations of any Governmental Authority necessary for the lawful conduct of the Business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Business is not being and, during the relevant statute of limitations period, has not been conducted in violation in any material respect of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization of any Governmental Authority (“Law”) applicable to it. Except as set forth in Schedule 3.15 of the Disclosure Schedule, during the past two years, no Seller has received any written notification of any failure by such Seller to comply with any Law applicable to it.

SECTION 3.16. Brokers' Fees and Commissions. Except as set forth on Schedule 3.16 of the Disclosure Schedule, neither the Sellers nor any of their managers, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

SECTION 3.17. Proprietary Rights.

(a)          Set forth in Schedule 3.17(a) of the Disclosure Schedule is a complete and accurate list of all registered patents, copyrights, trademarks, trade names trade secrets and other intellectual property in which any Sellers owns, has proprietary rights and relates to the Assets (hereinafter referred to as the “Proprietary Rights”) and all licenses, sublicenses or other agreements with respect thereto. Except as noted in Schedule 3.17(a), the applicable Seller owns all of the Proprietary Rights and to the best of each Seller’s knowledge, the use of such Proprietary Rights does not infringe upon the rights of any other Person. No Seller has received any written notice of a claim of such infringement nor was any such claim the subject of any legal action, suit or proceeding involving such Seller. The Sellers have no knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has any Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

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(b)          Schedule 3.17(b) of the Disclosure Schedule identifies (i) all of the software and computer databases (excluding generally commercially available software programs) (collectively, the “DataBases”) that are used in the conduct of Business and utilization of the Assets, (ii) states whether such DataBases are owned or licensed by a Seller and, (iii) if licensed, the name of such licensor. Except as set forth on Schedule 3.17(b) of the Disclosure Schedule, the each Seller has the legal right in all material respects to use the DataBases owned by such Seller as they are currently being used, and the Purchaser will continue to have the legal right to use such DataBases in this manner following the consummation of the transactions contemplated herein. The use of the DataBases owned by each Seller, to the Sellers’ knowledge, does not infringe upon the rights of any other Person, nor has any Seller received any written notice of a claim of such infringement. Except as listed on Schedule 3.17(b) of the Disclosure Schedule, there are no licenses, sublicenses or other agreements relating to the use of the DataBases by the Sellers.

SECTION 3.18. Accounts Receivable. The accounts receivable reflected on Schedule 3.18 and the accounts receivable arising after the date thereof have arisen from bona fide transactions entered into by the Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and/or have arisen as royalties with respect to franchises granted by the Sellers in the ordinary course of business consistent with past practice.

SECTION 3.19. Insurance. Schedule 3.19 of the Disclosure Schedule sets forth a complete and accurate list (including the name of the insurer, name, address and telephone number of the insurance broker or agent, type of coverage, premium, policy number, limits of liability for personal injury and property damage and expiration date) of all binders, policies of insurance, self insurance programs or fidelity bonds, other than bonds for excise taxes and custom duties (collectively the “Insurance Policies”) maintained by the Sellers or for which any Seller is a named insured. All of the Insurance Policies have been issued for the benefit of one or more Sellers, and are in amounts and for risks, casualties and contingencies customarily insured against by enterprises with operations similar to those of the Sellers. Except as provided in Schedule 3.19, all of the Insurance Policies are currently valid, issued, outstanding and enforceable. There are no pending or asserted claims against any Insurance Policy as to which any insurer has denied liability, and there are no claims under any Insurance Policy that have been disallowed or improperly filed.

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SECTION 3.20. Real Estate. Schedule 3.20 of the Disclosure Schedules sets forth each parcel of real property leased by the Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of the Sellers in and to leasehold improvements relating thereto, including but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, and concessions, including all amendments, extensions, renewals, and guaranties with respect thereto, pursuant to which a Seller holds any Leased Real Property (collectively, the “Real Estate Leases”). Sellers have delivered to the Purchaser a true and complete copy of each Real Estate Lease. With respect to each Real Estate Lease: (i) Real Estate Lease is valid, binding, enforceable and in full force and effect, and the Sellers enjoy peaceful and undisturbed possession of the Leased Real Property; (ii) no Seller is in breach or default in any material respect under any such Real Estate Lease, and to each Seller’s knowledge no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default in any material respect, and the applicable Seller has paid all rent due and payable under such Real Estate Lease; (iii) no Seller has received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by such Seller under any of the Real Estate Leases and, to the knowledge of the Sellers, no other party is in default thereof or has exercised any termination rights with respect thereto; (iv) no Seller subleased or assigned or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (v) except as noted in Schedule 3.20, no Seller has pledged, mortgaged or otherwise granted an Encumbrance, other than a Permitted Encumbrance, on its leasehold interest in any Leased Real Property.

SECTION 3.21. [Reserved].

SECTION 3.22. Suppliers of the Sellers. Schedule 3.22 of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom the Sellers has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Sellers have not received any notice that any of the Material Suppliers have ceased, or intends to cease, to supply goods or services to the Business or the Sellers or to otherwise terminate or materially reduce its relationship with the Sellers.

SECTION 3.23. Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”), whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established or that have otherwise expired or become unsalable in the ordinary course of business. All Inventory is owned by Sellers free and clear of all Encumbrances other than Permitted Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Sellers.

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SECTION 3.24. Untrue or Misleading Statements. No representation or warranty contained in this Article III contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

SECTION 3.25. Disclaimer of Warranties. The Business, including the Assets, is being sold on an “as is”, “where is” basis as of the Closing and in its condition as of Closing with “all faults” and, except as set forth in this Article III, neither any Seller nor any of their officers, managers, directors, employees or representatives make or have made any other representation or warranty, express or implied, at Law or in equity, in respect of the Business or any of the Assets.

SECTION 3.26.    Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Assets are structurally sound, are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Assets are materially sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets reasonably necessary to conduct the Business as currently conducted.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and Parent hereby, jointly and severally, represent and warrant to the Sellers, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows:

SECTION 4.1. Organization and Qualification. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of North Carolina, with all requisite power and authority and legal right to own assets, to lease properties, and to conduct its business as presently conducted. The Purchaser has delivered to the Seller true and complete copies of the Purchaser's Articles of Formation, and all amendments thereto, and each as so delivered is in full force and effect

SECTION 4.2. Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite corporate action. This Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, or similar laws relating to creditors' rights and remedies generally.

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SECTION 4.3. No Violation. Neither the execution and delivery of this Agreement by the Purchaser, nor the performance by the Purchaser of its obligations hereunder, will: (a) violate or result in any breach of any provision of the Purchaser's Articles of Incorporation or bylaws; or (b) violate any order, writ, judgment, injunction, decree, statute, rule or regulation of any court or Governmental Authority applicable to the Purchaser.

SECTION 4.4. Consents and Approvals. Except as listed on Schedule 4.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority not heretofore delivered to the Seller is necessary for the Purchaser's consummation of the transactions contemplated herein. The execution and delivery of this Agreement by Purchaser, the performance of its obligations hereunder and the consummation of the transaction contemplated herein will not constitute or result in (A) a breach or violation of, or a default under, the Purchaser's Certificate of Incorporation and bylaws; (B) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on, any of the assets of Purchaser (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Purchaser, or (C) conflict with, breach or violate any Law applicable to Purchaser or by which its properties are bound or affected, except, in each case, for such violations, defaults or impositions that would not have a Material Adverse Effect.

SECTION 4.5. Brokers' Fees and Commissions. Except as set forth on Schedule 4.5 of the Disclosure Schedule, neither the Purchaser nor any of its shareholders, directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and such no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

SECTION 4.6. Untrue or Misleading Statements. No representation or warranty contained in this Article IV contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Purchaser and Parent hereby, jointly and severally, represent and warrant to the Sellers, as of the date hereof (except as to any representation or warranty which specifically relates to an earlier date) and immediately prior to Closing, as follows:

SECTION 5.1. Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to lease its properties and to conduct its business as it is presently conducted. The Parent is qualified to do business and is in good standing in each jurisdiction in which it owns assets, leases property or conducts its business. The Parent has delivered to the Seller true and complete copies of the Parent's Certificate of Incorporation and bylaws, and all amendments thereto, and each as so delivered is in full force and effect.

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SECTION 5.2. Authorization. The Parent has full power and authority to perform the transactions contemplated by this Agreement. The Parent's execution and delivery of this Agreement, its performance of its obligations hereunder and the consummation of the transactions contemplated herein have been duly authorized by all requisite action, including, without limitation, by the Parent's board of directors. This Agreement has been duly and validly executed and delivered by the Parent and constitutes the legal, valid and binding obligation of the Parent, enforceable in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency or similar laws relating to creditors' rights and remedies generally.

SECTION 5.3. Valid Issuance.    The Stock Consideration to be issued to the Seller at the Closing pursuant to Section 2.1 hereof, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessableand and will not be subject to any option, call, preemptive, subscription or similar rights under any provision of applicable Law, the Parent's Certificate of Incorporation and bylaws, any stockholder or other agreement and will be free and clear of all Encumbrances. Upon issuance, the Stock Consideration will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such Equity Interests, except for restrictions pursuant to applicable Laws. Upon consummation of the transactions contemplated herein, Seller will acquire good and valid title to the Stock Consideration.

SECTION 5.4. Consents and Approvals. Except as listed on Schedule 5.4 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any third party or any Governmental Authority not heretofore delivered to the Sellers is necessary for the Parent's consummation of the transactions contemplated herein. The execution and delivery of this Agreement by Parent, the performance of its obligations hereunder and the consummation of the transaction contemplated herein will not constitute or result in (A) a breach or violation of, or a default under, the Parent's Certificate of Incorporation and bylaws; (B) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on, any of the assets of Parent (with or without notice, lapse of time or both) pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon Parent, or (C) conflict with, breach or violate any Law applicable to Parent or by which its properties are bound or affected, except, in each case, for such violations, defaults or impositions that would not have a Material Adverse Effect.

SECTION 5.5. Brokers' Fees and Commissions. Except as set forth on Schedule 4.5 of the Disclosure Schedule, neither the Parent nor any of its directors, officers, employees or agents has employed any investment banker, broker, finder or intermediary, and no fee or other commission is owed to any third party, in connection with the transactions contemplated herein.

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SECTION 5.6 Capitalization. As of the date of this Agreement, the Parent is authorized to issue 45,000,000 shares of common stock, of which 12,306,230 shares are issued and outstanding as of immediately prior to the Closing. All issued and outstanding shares of capital stock of the Parent have been duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws concerning the issuance of securities. At the Closing, Parent will have sufficient authorized but unissued shares or treasury shares of the Parent’s common stock for Purchaser and Parent to meet their obligations to deliver the Stock Consideration under this Agreement. Parent owns all of the Equity Interests of the Purchaser. “Equity Interests” means (i) any capital stock of a corporation, any partnership interest, any limited liability company interest or any other equity interest; (ii) any security or right convertible into, exchangeable for, or evidencing the right to subscribe for, any such stock, equity interest or security referred to in clause (i); (iii) any stock appreciation right, contingent value right or similar security or right that is derivative of any such stock, equity interest or security referred to in clause (i) or (ii); and (iv) any contract to grant, issue, award, convey or sell any of the foregoing

SECTION 5.7 Dividends and Repurchases. Since December 31, 2014 and through the date hereof, Parent has not made any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of the Parent’s common stock or any repurchase or other acquisition by Parent of any outstanding shares of Parent’s common stock or any agreement or other commitment related to any of the foregoing.

SECTION 5.8 Absence of Certain Changes. Since December 31, 2014 and prior to the date hereof, Parent has conducted its business only in, and has not engaged in any material transaction other than in accordance with, the ordinary course of such business consistent with past practice, and there has not been any: (i) merger or consolidation between Parent or any of its subsidiaries with any other Person, except for any such transactions among wholly-owned subsidiaries of Parent, or any restructuring, reorganization or complete or partial liquidation or similar transaction or the entry into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses; (ii) material damage, destruction or other casualty loss with respect to any material asset, or property otherwise used by Parent or any of its subsidiaries, whether or not covered by insurance which is expected to have, either individually or in the aggregate, a Material Adverse Effect on the Parent’s business; (iii) material change in any method of financial accounting or accounting practice by the Parent or any of its subsidiaries, except for any such change required by changes in generally accepted accounting principles or applicable Law; (iv) agreement to do any of the foregoing; or (vii) any effect that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Parent or any of its subsidiaries, or (b) the ability of Parent or Purchaser to consummate the transactions contemplated hereby on a timely basis.

SECTION 5.9 Parent SEC Reports; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act of 1934, as amended (the "Exchange Act")(and the rules promulgated by the SEC thereunder) including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”), on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE VI

COVENANTS

SECTION 6.1. Conduct of the Business Prior to the Closing. During the period from the date of this Agreement and continuing until the Closing Date, the Sellers agree that, except as expressly contemplated or permitted by this Agreement or to the extent that the Purchaser shall otherwise consent in writing, the Sellers shall carry on the Business and use the Assets in the usual, regular and ordinary course in substantially the same manner as heretofore conducted in all material respects. The Sellers agree to promptly notify the Purchaser within two (2) business days of any event or series of events which has resulted in any of the representations and warranties as to the Sellers being misleading in any material respect (receipt of such notice will not be a waiver with respect to the same). Without limiting the generality of the foregoing, prior to the Closing, and except as expressly contemplated or permitted by this Agreement, the Sellers will not, without the prior written consent of the Purchaser, take any action that would constitute a change which violates the terms of Section 3.8 hereof.

SECTION 6.2. Access to Information. During the period from the date of this Agreement and continuing until the Closing, at all reasonable times without causing unreasonable disruption to the Assets or related Business, the Sellers shall give the Purchaser and its authorized representatives full access to all personnel, offices and other facilities, and to all books and records of the Sellers (including, without limitation, Tax Returns and accounting work papers) and will permit the Purchaser to make, and will fully cooperate with regard to, such inspections in order to conduct, among other things, interviews of individuals and visual inspections of facilities as the Purchaser may reasonably require and will fully cooperate in such interviews and inspections and will cause the Sellers’ officers to furnish to the Purchaser such financial and operating data and other information with respect to the Assets and related Business as the Purchaser may from time to time reasonably request.

SECTION 6.3. Maintenance of Employee and Customer Relations. During the period from the date of this Agreement and continuing until the Closing, the Sellers shall use their best commercial efforts to retain the services and goodwill of the employees of the Business and the Assets and to maintain the goodwill of its customers, and shall not take, nor permit any manager, officer, employee, agent or independent contractor of the Sellers to take, any action (i) with respect to any employee, which action is intended to solicit, entice, persuade or induce such employee to terminate his or her employment with the Sellers which action is in contravention of the foregoing requirements, and (ii) with respect to its customers, which action is intended to cause its customers, to terminate or substantially diminish their business dealings with the Sellers which action is in contravention of the foregoing requirements.

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SECTION 6.4. All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement including, without limitation, fulfillment of the Conditions of Closing set forth in Article VI hereof. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement including, without limitation, the execution of additional instruments, the proper officers and directors of the Purchaser and the Seller shall take all such necessary action.

SECTION 6.5. Consents and Approvals. The parties hereto each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and Governmental Authorities necessary to consummate the transactions contemplated herein.

SECTION 6.6. Public Announcements. Except as may be required by applicable law or based upon the advice of counsel that such disclosure would be prudent under applicable securities laws, the Purchaser and the Sellers will consult with each other and will mutually agree upon the content and timing of any press releases or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement.

SECTION 6.7. Confidentiality. Neither the Purchaser, the Parent, the Seller or each of Thomas A. Hager, Brad E. Smith, Dennis L. Thompson or David Lawwill shall, for a period of two years from the Closing Date, use, publish, or disclose to any other Person any confidential or proprietary information comprising part of the Assets or relating to the Business or the transactions contemplated by this Agreement; provided, however, that the foregoing restrictions shall not apply to information: (a) that is necessary to enforce the rights of the Sellers under, or defend against a claim asserted under, this or any other agreement with the Purchaser, (b) that is necessary or appropriate to disclose to any Governmental or Regulatory Authority having jurisdiction over the Sellers, or as otherwise required by law, (c) that becomes generally known other than through a breach of this Agreement by the Sellers, or (d) that is necessary or appropriate in the ordinary course of each of the Sellers’ Business. The Purchaser acknowledges that the Sellers, and the Sellers acknowledge that the Purchaser, do (does) not have an adequate remedy at law for the breach of this Section 6.7 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach.

SECTION 6.8. No Trading. The Sellers, and to the best of the Sellers’ knowledge each Seller’s members, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with them, shall engage at or prior to closing, nor has engaged, in any transactions in the securities of the Parent (including, without limitation, any short sales involving any of Parent’s securities) since the time that the Sellers were first contacted by the Parent, any of Parent’s representatives or any other Person regarding Parent’s acquisition of the Assets.

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SECTION 6.9. Bulk Sale Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Assets to the Purchaser, it being understood that any liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

SECTION 6.10. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Stock Consideration to the public without registration, Parent agrees, until the first anniversary of the Closing Date:

(a) to use its best efforts to make and keep public information available, as those terms are understood and defined in Rule 144(c) under the Securities Act;

(b) to use its best efforts to file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act; and

(c) furnish to any holder of any portion of the Stock Consideration promptly upon request (i) a written statement by Parent that it has complied with the reporting requirements of Rule 144 and (ii) such other information as such holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such holder to sell any such Stock Consideration without registration.

SECTION 6.11. Disclosure Supplements. Prior to the Closing, each party to this Agreement will promptly supplement or amend the Disclosure Schedule with respect to any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. Soley for purposes of determining the accuracy of the representations and warranties of the Sellers contained in Article III hereof in determining satisfaction of the conditions to closing set forth in Section 7.2 hereof, the Disclosure Schedule delivered by the Sellers shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.

SECTION 6.12. Restrictions on Transfer. The Sellers agree that prior to a termination under this Agreement pursuant to Section 9.7 and Section 9.8 hereof, it will not directly or indirectly sell, assign, transfer, give, pledge, encumber or otherwise dispose of any portion of the Assets and the Sellers further agrees not to enter into any agreement relating to these matters or to conduct any discussions related to any of these matters.

SECTION 6.13. No Solicitation of Transaction. The Sellers shall not, and shall use its best efforts to cause its representatives not to, directly or indirectly, take any of the following actions with any person other than the Purchaser without the prior written consent of the Purchaser: (A) solicit, initiate, facilitate, engage in or encourage, or furnish information with respect to the Sellers, in connection with, any inquiry, proposal or offer with respect to any merger, consolidation or other business combination involving the Sellers or the acquisition of all or a substantial portion of the assets of, or any securities of, the Sellers, (an “Alternative Transaction”); (B) negotiate, discuss, explore or otherwise communicate or cooperate in any way with any third party with respect to any Alternative Transaction; or (C) enter into any agreement, arrangement or understanding with respect to an Alternative Transaction or requiring the Sellers to abandon, terminate or refrain from consummating a transaction with the Purchaser.

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ARTICLE VII

CLOSING CONDITIONS

SECTION 7.1. Conditions to Each Party's Obligations under this Agreement. Each party's obligations under Article I and Article II of this Agreement shall be subject to each of the Parties having obtained any and all approvals, consents, licenses, permits and authorizations from Governmental Authorities, if any, in form and substance satisfactory to the other Party, necessary to permit such Party to perform its obligations hereunder, to consummate the transactions contemplated herein, and to continue to conduct the Business as presently conducted and in accordance with applicable Law.

SECTION 7.2. Conditions to the Obligations of the Purchaser. The Purchaser's obligations under this Agreement shall be further subject to the satisfaction or to the waiver by the Purchaser of the following conditions precedent:

(a)          Performance of Obligations of Seller. Each of the Seller’s pre-Closing obligations shall have been duly performed in all material respects, and each of the representations and warranties of the Seller contained in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Closing as if made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date).

(b)          Executive Manager's Certificate Authorizing Transaction. The Purchaser shall have received from the Executive Manager of BT Management, in a form reasonably satisfactory to the Purchaser, a certificate enclosing the filed Articles of Organization and Operating Agreement of each Seller, a resolution authorizing all of the transactions contemplated herein by BT Management, on its behalf and in its capacity as Manager of each Operational Subsidiary, and a good standing certificate of each Seller dated as of a date reasonably close to the Closing Date.

(c)          Executive Manager’s Certificate Regarding Representations and Warranties. The Purchaser shall have received a certificate from the Executive Manager of BT Management, in a form reasonably satisfactory to the Purchaser, that the representations and warranties of the Sellers set forth in Article III hereof are true and accurate as of the execution hereof and as of the Closing Date.

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(e)          Financial Statements. BT Management shall have delivered to the Purchaser the Financial Statements.

(f)          Contract Consents. Except as set forth in Section 2.5, any and all requisite consents, waivers or authorizations from third parties required for the assumption by the Purchaser of the assumed contracts shall have been obtained without any material adverse effect on the terms of such contracts.

(g)          Assignment of Membership Interests; Bill of Sale. The Purchaser shall have received an Assignment of Membership Interests and Resignation of Manager transferring to Purchaser all of the outstanding membership interests in the Operational Subsidiaries, which own the Business and substantially all of the Assets, and a Bill of Sale selling and transferring to Purchaser any interests in the Business and the Assets owned by BT Management, executed by the Executive Manager of BT Management and in the form and substance reasonable acceptable to the Parties and all other transfer documents reasonably requested by it.

(h)          Due Diligence. Purchaser and Parent shall have completed its due diligence of the operation of the Assets and Business of the Sellers, the results of which shall have been deemed satisfactory in the sole discretion of Purchaser and Parent, their agents, employees and representatives.

(i)          Regulatory Approval. The Purchaser shall have received approval of the transactions contemplated by this Agreement, if required, by Nasdaq.

(j)          Other Documents. The Purchaser shall have received any such other documents or other materials it may reasonably request to consummate the transactions contemplated herein.

SECTION 7.3. Conditions to the Obligations of the Seller. The Seller’s obligations under Article I and Article II of this Agreement shall be further subject to the satisfaction or to the waiver by the Seller of the following conditions precedent:

(a)          Closing Payment. BT Management shall have received the Cash Consideration, payments owed pursuant to Section 2.1(c) and the Stock Consideration and the Purchaser and Parent shall have assumed the Assumed Liabilities.

(b)          Performance of Obligations of the Purchaser. Each of the pre-Closing obligations of the Purchaser and the Parent shall have been duly performed, and the representations and warranties of the Purchaser and the Parent contained in this Agreement shall be true and correct, in all material respects as of the date of this Agreement and as of the Closing Date as though made immediately prior to the Closing (except as to any representation or warranty which specifically relates to another date).

(c)          Secretary's Certificates. The Sellers shall have received from the Secretary of the Purchaser and from the Secretary of the Parent, in a form reasonably satisfactory to the Sellers, certificates enclosing the filed Article of Incorporation and/or Articles of Formation of Purchaser and of Parent, respectively, the resolutions authorizing all of the transactions contemplated herein, and good standing certificates of the Purchaser and the Parent, respectively, dated as of a date reasonably close to the Closing Date.

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(d)          Officer’s Certificates. The Sellers shall have received certificates from an officer of the Purchaser and from an officer of the Parent, respectively, in a form reasonably satisfactory to the Sellers, that the representations and warranties of the Purchaser set forth in Article IV and the representations and warranties of the Parent set forth in Article V, respectively, hereof are true and accurate as of the execution hereof and as of the Closing Date.

(e)          Continued Employment. The Purchaser shall have offered employment to the individuals listed on Schedule 7.3(e) on terms substantially similar to each individual’s current terms of employment.

(f)          Other Documents. The Sellers shall have received from the Purchaser any such other documents or other materials as the Sellers may reasonably request to consummate the transactions contemplated herein.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

SECTION 8.1. Survival. All representations and warranties contained in this Agreement shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing; provided that any such representations and warranties terminate at, and a claim with respect thereto may not be made following, the twelve (12) month anniversary of the Closing Date, and shall thereafter be of no further force or effect, except that the representations and warranties set forth in Section 3.13 (Taxes), Section 3.14 (Environmental Matters), Section 4.5 (Broker’s Fees and Commissions), Section 5.3 (Valid Issuance), Section 5.5 (Broker’s Fees and Commissions) and Section 5.6 (Capitalization) shall survive termination, and a claim with respect thereto may not be made following, the expiration of the applicable period of limitations. Additionally, the parties agree that the indemnification obligations set forth in this Article VIII shall survive with respect to any litigation set forth on Schedule 3.9 and as to any claims made within the applicable survival period until finally resolved.

SECTION 8.2. Indemnification of the Purchaser. From and after the Closing, the Seller, jointly and severally agree to indemnify, defend and hold harmless the Purchaser and the Parent and their respective directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each a “Purchaser Indemnified Party”) from and against, and to promptly pay to or reimburse a Purchaser Indemnified Party for, any and all actual losses, damages and expenses (including, without limitation, reasonable attorneys' fees and expenses), suits, actions, claims, deficiencies, liabilities or obligations (collectively, the “Losses”) sustained by such Purchaser Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Seller; (b) the operations and business of the Business by the Sellers through the Closing Date, to the extent such Losses do not constitute Assumed Liabilities and (c) the Excluded Liabilities.

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SECTION 8.3. Indemnification of the Seller. From and after the Closing, the Purchaser and Parent, jointly and severally, agree to indemnify, defend and hold harmless the Seller and its directors, officers, employees, owners, agents and affiliates and their successors and assigns or heirs and personal representatives, as the case may be (each, a “Seller Indemnified Party”) from and against, and to promptly pay to or reimburse a Seller Indemnified Party for, any and all Losses sustained by such Seller Indemnified Party relating to, caused by or resulting from: (a) any misrepresentation, breach of warranty, or failure to fulfill or satisfy any covenant or agreement made by the Purchaser contained herein; and (b) the Assumed Liabilities.

SECTION 8.4. Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a)          Notice. With respect to any matter for which indemnification is claimed pursuant to Section 8.2, the Purchaser Indemnified Party will notify the Seller in writing promptly after becoming aware of such matter. With respect to any matter for which indemnification is claimed pursuant to Section 8.3, the Seller Indemnified Party will notify the Purchaser in writing promptly after becoming aware of such matter. A failure or delay to promptly notify an indemnifying party of a claim will only relieve such indemnifying part of its obligations pursuant to this Article VIII to the extent, if at all, that such party is prejudiced by reason of such failure or delay.

(b)          Defense of Claim. Promptly after receipt of any notice pursuant to Section 8.4, the indemnifying party shall defend, contest, settle, compromise or otherwise protect the indemnified party against any such claim for Losses at its own cost and expense. Each indemnified party will have the right, but not the obligation, to participate, at its own expense, in the defense by counsel of its own choosing; provided, however, that the indemnifying party will be entitled to control the defense unless the indemnified party has relieved the indemnifying party in writing from liability with respect to the particular matter. The indemnified party shall reasonably cooperate with the indemnifying party’s requests, and at the indemnifying party’s expenses (including, but not limited to, indemnifying party’s paying or reimbursing the indemnified party’s reasonable attorneys’ fees and investigation expenses), concerning the defense of the claim for Losses. The indemnifying party shall include the indemnified party in any settlement discussions.

(c)          Failure to Defend. If the indemnifying party does not timely defend, contest or otherwise protect against a claim for Losses after receipt of the required notice, the indemnified party will have the right, but not the obligation, to defend, contest or otherwise protect against same, make any compromise or settlement therefor, and record the entire cost therefor from the indemnifying party, including, without limitation, reasonable attorneys’ fees, disbursements and all amounts paid as a result of such suit, action, investigation and Losses.

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SECTION 8.5. Limitations on Liability.

(a)          Notwithstanding anything to the contrary contained herein, the Sellers, Purchaser and Parent shall not have any obligation to indemnify a Purchaser Indemnified Party under Section 8.2 or a Seller Indemnified Party under Section 8.3 unless and until (i) the amount of any individual Loss exceeds $5,000 (the “Per Claim Threshold”) and (ii) the aggregate of all such Losses greater than the Per Claim Threshold suffered by all such Purchaser Indemnified Party under Section 8.2 or by all such Seller Indemnified Party under Section 8.3 exceeds $30,000 (the “Threshold”), whereupon, provided the other requirements of this Article VIII have been complied with and subject to the other limitations of this Article VIII, Seller. Purchaser or Parent, as the case may be, shall be liable to indemnify the Purchaser Indemnified Parties under Section 8.2 or the Seller Indemnified Party under Section 8.3 for only the excess of Losses over the amount of the Threshold. Notwithstanding anything to the contrary contained herein, in no event shall the aggregate of all indemnification paid by Seller, Purchaser or Parent hereunder pursuant to Section 8.2 or Section 8.3 exceed $140,000 (the “Cap”).

(b)          Each Purchaser Indemnified Party and Seller Indemnified Party shall mitigate all Losses for which such Purchaser Indemnified Party or Seller Indemnified Party is or may be entitled to indemnification hereunder to the extent required by North Carolina Law in connection with a breach of a contract and, in the event that any Purchaser Indemnified Party or Seller Indemnified Party fails to so mitigate an indemnifiable Loss, the indemnifying party shall have no liability for any portion of such Loss that could reasonably have been avoided. If any Losses sustained by a Purchaser Indemnified Party or Seller Indemnified Party are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person, Purchaser Indemnified Party or Seller Indemnified Party shall use reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. If Purchaser Indemnified Party or Seller Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments prior to being indemnified with respect to such Losses under this Article VIII, the payment under this Article VIII with respect to such Losses shall be reduced by the amount of such insurance proceeds or indemnity, contribution or similar payments. If Purchaser Indemnified Party or Seller Indemnified Party receives such insurance proceeds or indemnity, contribution or similar payments after being indemnified with respect to some or all of such Losses, Purchaser Indemnified Party or Seller Indemnified Party shall pay to Seller, Purchaser or Parent, as applicable, the lesser of (i) the amount of such insurance proceeds or indemnity, contribution or similar payment and (ii) the aggregate amount paid by Seller to any Purchaser Indemnified Party with respect to such Losses, or the aggregate amount paid by Purchaser or Parent to any Seller Indemnified Party with respect to such Losses, as applicable.

(c)          In no event shall any party be entitled to recover or make a claim for any amounts in respect of, and in no event shall “Losses” be deemed to include (i) indirect, expectation, incidental, special or consequential damages, lost profits or revenues, business interruption, exemplary or punitive damages or diminution in value and, in particular and without limiting the generality of the foregoing, no “multiple of earnings” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Losses, and (ii) any loss, liability, damage or expense to the extent reflected as a liability on the Financial Statements. The amount of any Loss payable under this Article VIII by an indemnifying party shall be calculated net of any Tax benefit arising from the incurrence or payment of any such Loss.

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(d)          Notwithstanding anything to the contrary in this Agreement, no Purchaser Indemnified Party, Seller Indemnified Party or their respective successors or assigns shall have any right or entitlement to indemnification from Seller, Purchaser or Parent for any Losses relating to any matter arising under the provisions of this Agreement, to the extent that any such Purchaser Indemnified Party, Seller Indemnified Party or their respective successors and assigns had already recovered Losses with respect to the same matter pursuant to any other provision of this Agreement, and such Purchaser Indemnified Parties or Seller Indemnified Party shall be deemed to have waived and released any claims for such Losses and shall not be entitled to assert any such claim for indemnification for such Losses.

(e)          From and after the Closing, indemnification pursuant to the provisions of this Article VIII shall be the sole and exclusive remedy for any breach of this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated herein. Without limiting the generality of the preceding sentence, from and after the Closing, each of Purchaser, Parent and each Seller, for themselves and the other Purchaser Indemnified Parties and Seller Indemnified Parties, (a) agree that no legal action sounding in contribution, tort, strict liability or any other legal theory may be maintained by any party hereto, any Purchaser Indemnified Party or Seller Indemnified Party or any other Person for any breach of this Agreement or otherwise with respect to the subject matter of this Agreement and the transactions contemplated herein, and (b) hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any Law or any similar rules of law embodied in the common law.

ARTICLE IX

GENERAL PROVISION

SECTION 9.1.          Amendment and Modification; Waiver of Compliance. Neither the Purchaser, on the one hand, nor the Sellers, on the other hand, will be deemed as a consequence of any delay, failure, omission, forbearance or other indulgence of such party: (i) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement; or (ii) to have modified or amended any of the terms of this Agreement, unless such modification or amendment is set forth in writing and signed by the party to be bound thereby. No single or partial exercise by the Purchaser or the Sellers of any right or remedy will preclude any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other party.

SECTION 9.2. Validity. If any provision of this Agreement or the application of any such provision to any party hereto or any circumstances relating hereto shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by Law.

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SECTION 9.3. Parties in Interest. This Agreement shall not confer upon any other Person any rights or remedies of any nature whatsoever.

SECTION 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier to occur of delivery thereof if by hand or upon receipt or on the second business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by facsimile (in each case with receipt verified) as follows:

If to the Purchaser or Parent:	With a copy to:
Chanticleer Holdings, Inc. 7621 Little Avenue, Suite 414 Charlotte, North Carolina 28226 Attn: Michael D. Pruitt	Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza East Tower, 15th Floor Uniondale, NY 11556 Attn: Seth I. Rubin, Esq.
If to the Seller:	With a copy to:
BT's Burgerjoint Management, LLC 13900 Conlan Circle Suite 240 Charlotte, North Carolina 28277 Attn: Thomas A. Hager	Nelson Mullins Riley & Scarborough LLP 100 N. Tryon Street, 42nd Floor Charlotte, NC 28202-4000 Attn: C. Wells Hall III

provided that each of the parties hereto shall promptly notify the other parties hereto of any change of address, which address shall become such party's address for the purposes of this Section 9.4.

SECTION 9.5. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule. The parties further: (i) agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in any Federal or State court of competent jurisdiction within Mecklenburg County, North Carolina, (ii) waive any objection that they may have now or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the in personam jurisdiction of any Federal or State court of competent jurisdiction within Mecklenburg County, North Carolina in any such suit, action or proceeding. The parties each further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in a Federal or State court of competent jurisdiction within Mecklenburg County, North Carolina, and that service of process upon the parties mailed by certified mail to their respective addresses shall be deemed in every respect effective service of process upon the parties, in any action or proceeding.

SECTION 9.6. Entire Agreement. This Agreement, including the Disclosure Schedule, embody the entire agreement and understanding of the parties hereto and supersede all prior agreements and understandings between the parties hereto, whether written or oral, express or implied, with respect to such subject matter herein and therein.

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SECTION 9.7. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(i)          by mutual written consent of the Purchaser and the Sellers;

(ii)         by the Purchaser if any of the representations or warranties of the Sellers contained herein are not in all material respects true, accurate and complete, or if the Sellers breach any covenant or agreement contained herein in any material respect, and the same is not cured within 10 days after notice thereof;

(iii)        by the Sellers if any of the representations or warranties of the Purchaser contained herein are not in all material respects true, accurate and complete or if the Purchaser breaches any covenant or agreement contained herein in any material respect; and the same is not cured within 10 days after notice thereof;

(iv)       By Purchaser if (A) the Closing has not occurred by June 1, 2015, and (B) such party has performed all of its obligations hereunder and has satisfied all of the conditions to Closing to be satisfied for the other party to proceed; or

(v) By Sellers if (A) the Closing has not occurred by June 1, 2015, and (B) such parties have performed all of their obligations hereunder and have satisfied all of the conditions to Closing to be satisfied for the other party to proceed.

Section 9.8. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except: (a) as set forth in this Article IX and Section 6.7 hereof; and (b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Section 9.9. Assignment. Sellers may not assign any of its rights under this Agreement without the prior consent of the Purchaser. The Purchaser may assign this Agreement without the prior consent of Sellers. Notwithstanding the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties.

Section 9.10. Enforceability. If any provision of this Agreement is found to be unenforceable, the balance of this Agreement shall be deemed enforceable without the provision in questions.

Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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Section 9.12. Expenses. Except as otherwise expressly provided in this Agreement, each party will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated by this Agreement, including, without limitations, all fees and expenses of agents, representatives, counsel, and accountants.

[signature page follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

BT Burger Acquisition Inc., a North Carolina limited liability company

By:	/s/ Michael D. Pruitt
Name: Michael D. Pruitt
Title: Managing Member

PARENT:

Chanticleer Holdings, Inc., a Delaware corporation

By:	/s/ Michael D. Pruitt
Name: Michael D. Pruitt
Title: Chief Executive Officer

SELLER:

BT’s Burgerjoint Management, LLC, a North Carolina limited liability company, for and on behalf of BT’s Burgerjoint Rivergate, LLC, a North Carolina limited liability company, BT’s Burgerjoint Promenade, a North Carolina limited liability company, BT’s Burgerjoint Biltmore, LLC, a North Carolina limited liability company, BT’s Burgerjoint Sun Valley, LLC, a North Carolina limited liability company, BT’s Burgerjoint Charlotte Premium Outlets, LLC, a North Carolina limited liability company, in its capacity as Manager

By:	/s/ Thomas A. Hager
Name: Thomas A. Hager
Title: Executive Manager

For the limited purposes set forth in Section 6.2:

By:	/s/ Thomas A. Hager
Thomas A. Hager, Individually

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By:	/s/ Brad E. Smith
Brad E. Smith, Individually

By:	/s/ Dennis L. Thompson
Dennis L. Thompson, Individually

By:	/s/ David Lawwill
David Lawwill, Individually

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